Exhibit 99.1

ARIAD Reports Second Quarter 2011 Financial Results and Development Progress

~ Merck submits for regulatory approval of ridaforolimus in the EU

~ PACE pivotal trial of ponatinib closing and interim data at year-end

~ AP26113 advancing into clinical development this quarter

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 2, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter and six months ended June 30, 2010 and provided an update on corporate developments.

“We are making outstanding progress advancing our pipeline of internally discovered cancer-drug candidates and expect that the second half of 2011 will be filled with many drivers of shareholder value,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Patient enrollment in the pivotal PACE trial of ponatinib is closing, and interim data will be presented later this year. Our partner, Merck, has filed for regulatory approval of ridaforolimus with the European Medicines Agency in the European Union, and we expect Merck to submit a new drug application in the U.S. shortly. AP26113 will also begin clinical development this quarter. We have outstanding momentum building throughout the Company and every expectation that it will continue throughout the remainder of this year and the coming year.”

Merck Begins Submissions for Regulatory Approval of Ridaforolimus

ARIAD’s partner, Merck, submitted a marketing authorization application (MAA) for ridaforolimus with the European Medicines Agency (EMA) on July 29, 2011. The submission marks the start of Merck’s global submission strategy for ridaforolimus that includes Europe, the U.S., Canada, Asia-Pacific and Latin America and other key markets around the world.

ARIAD expects Merck to submit a new drug application in the U.S. shortly. If approved, ARIAD believes that oral ridaforolimus, an investigational mTOR inhibitor, would be the first molecularly targeted drug for the treatment of patients with metastatic sarcomas and the first sarcoma drug to be approved for use in the maintenance setting.

Following completion of the administrative validation process for the MAA by the EMA, which is targeted for mid-August, the application will have been accepted, and the scientific review will begin. Acceptance of the MAA will trigger a $25 million milestone payment by Merck to ARIAD. Approval of ridaforolimus in the U.S. will secure a $25 million milestone payment by Merck to ARIAD, and approval to sell ridaforolimus, including pricing approval, in the European Union will secure a $10 million milestone payment.

Comprehensive data from the 711-patient Phase 3 SUCCEED trial of oral ridaforolimus in patients with metastatic soft-tissue and bone sarcomas were presented in an oral session at the American Society of Clinical Oncology meeting this past June. The study achieved its primary endpoint of a significant improvement in progression-free survival compared to placebo, with an approximately thirty-percent reduction in the risk of progression due to ridaforolimus. The data also showed a positive trend favoring ridaforolimus in an interim analysis of the secondary endpoint of overall survival.

ARIAD is also working closely with Merck in planning its co-promotion of ridaforolimus in the U.S. Co-promotion provides ARIAD with a direct involvement in the potential commercial success of ridaforolimus and, at the same time, lays the groundwork for the infrastructure that will be utilized by ARIAD for the potential future commercialization of ponatinib upon approval.

Interim Data from the PACE Trial Expected at End of Year

Patient enrollment is nearly complete in the pivotal Phase 2 PACE trial of ponatinib, ARIAD’s investigational pan-BCR-ABL inhibitor, with five of six patient cohorts now closed to enrollment and the sixth expected to close this quarter. The global PACE trial is being conducted in patients with chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant or intolerant to either of the second-generation CML therapies, or those who have the T315I mutation of BCR-ABL for which no current treatments are known to be effective.

The PACE trial is achieving full patient enrollment nearly six months ahead of schedule. Due to both patient and physician interest in ponatinib, ARIAD over-enrolled the study and now expects close to 450 patients to be included in this pivotal, registration trial. ARIAD expects to file for regulatory approval of ponatinib in the middle of next year, providing the potential for U.S. marketing authorization by the end of 2012 based on priority review by the Food and Drug Administration, if granted.

Importantly, as a result of the speed at which patients have been enrolled in the PACE trial and the earlier availability of follow-up data on patient outcomes, ARIAD is submitting interim data from the trial this summer – a year ahead of schedule – for presentation at the annual meeting of the American Society of Hematology in December. These data will include a broad assessment on the tolerability and safety profile of ponatinib in nearly all patients enrolled in the PACE trial and an early analysis of efficacy in those patients with sufficient follow up to evaluate the primary end-points.

In addition, updated data from the ongoing Phase 1 clinical trial of ponatinib in patients with resistant and refractory CML will be presented at the International Chronic Myeloid Leukemia Foundation Conference in September. The presentation will include data on the maturity of response rates to ponatinib, long-term durability of response, and time course of response. This presentation is expected to be the last one on the Phase 1 trial prior to submission of the study for publication in a peer-reviewed medical journal.

“The presentation on the updated Phase 1 data of ponatinib will be an important next step in understanding how the response rates have matured, the time course of these responses, and the long-term durability of response,” stated Frank G. Haluska, M.D., Ph.D., vice president of clinical research and development and chief medical officer. “The interim data from the PACE trial that we expect to be presented at the ASH meeting will provide a valuable early read-out on the safety and tolerability of ponatinib and what is likely to be initial three-to-six month efficacy data.”

AP26113 Moves Into the Clinic This Quarter

ARIAD is advancing its third internally discovered small-molecule oncology-drug candidate into clinical development this quarter. The company presented preclinical data on AP26113, its investigational dual-inhibitor of both ALK and EGFR, two separate and clinically validated targets in patients with non-small cell lung cancer, in the second quarter. The investigational new drug application for AP26113 in the U.S. now is active, and ARIAD will begin a Phase 1/2 clinical trial of AP26113 this quarter.

ARIAD scientists designed AP26113 as a highly potent dual inhibitor of ALK and EGFR with best-in-class potential. As an ALK inhibitor, in preclinical studies, AP26113 has been shown to be substantially more potent than crizotinib, Pfizer’s investigational ALK inhibitor, and to overcome crizotinib-resitant mutations that are now being seen in patients who received crizotinib. As an EGFR inhibitor, AP26113 inhibits the oncogenic form of EGFR in preclinical studies including the major mutation that causes resistance to erlotinib, Roche/Astellas’ marketed EGFR inhibitor.

“AP26113 can be thought of as potentially two drugs in one,” stated Tim P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “Our goal is to develop ‘113 in the same way we developed ponatinib – by quickly determining its safety and tolerability profile, identifying the optimal dose, and establishing clinical proof-of-concept in a single trial, and then moving rapidly toward a pivotal trial depending on the available data. There is enormous unmet medical need in patients with non-small cell lung cancer, and the addressable patient population for ‘113 is well into the tens of thousands worldwide.”

Financial Highlights from the Second Quarter of 2011

For the quarter ended June 30, 2011, ARIAD reported a net loss of $47.8 million, or $0.36 per share, compared to net income of $159.3 million, or $1.44 per share, for the corresponding period in 2010. For the six-month period ended June 30, 2011, ARIAD reported a net loss of $85.7 million or $0.66 per share, compared to net income of $136.0 million or $1.24 per share. The change in net income/loss for these periods was due primarily to the restructuring in May 2010 of the Company’s agreement with Merck for the development, commercialization and manufacturing of ridaforolimus and non-cash charges in 2011 related to the revaluation of ARIAD’s warrant liability as a result of the increase in the market price of ARIAD’s common stock.

The restructuring in May 2010 of the agreement with Merck resulted in the recognition in the second quarter of 2010 of $172.3 million in revenue, including an up-front payment of $50 million and the acceleration of recognition of $109.4 million of revenue previously deferred in accordance with the Company’s accounting policies. ARIAD’s revenue for the three and six-month periods ended June 30, 2011 of $66,000 and $122,000, respectively, represent a decrease of $175.0 million and $177.1 million from revenues recorded in the comparable periods in 2010, primarily due to the impact of the Merck restructuring.

ARIAD reported operating expenses of $24.9 million for the three-month period ended June 30, 2011, an increase of $7.1 million over the comparable period in 2010, and operating expenses of $44.3 million for the six-month period ended June 30, 2011, also an increase of $7.1 million over the comparable period in 2010. These increases reflect primarily the continued advancement of ARIAD’s product candidates, ponatinib and AP26113, expenditures for corporate and commercial development initiatives, and increases in stock-based compensation due to the impact of the increased stock price on the value of stock-based compensation awards.

Non-cash charges related to the revaluation of ARIAD’s warrant liability were $22.9 million and $41.5 million for the three and six-month periods, respectively, ended June 30, 2011. These charges compare to a non-cash credit of $2.1 million in the three-month period ended June 30, 2010 and a non-cash charge of $3.9 million for the six-month period ended June 30, 2010. These charges in 2011 are primarily attributable to an increase in the market price of ARIAD’s common stock from $2.82 per share at June 30, 2010 to $5.10 per share at December 31, 2010 and $11.33 per share at June 30, 2011.

For the six-month period ended June 30, 2011, cash used in operations was $35.4 million, compared to cash provided by operations of $20.2 million for the corresponding period in 2010, which included the $50 million up-front payment from Merck related to the restructured agreement. In addition, cash flows for the six months ended June 30, 2011 included $7.6 million in proceeds from the exercise of warrants and $4.4 million in proceeds resulting from an amendment to ARIAD’s term-loan agreement. ARIAD ended the second quarter of 2011 with cash and cash equivalents of $80.8 million, compared to $103.6 million at December 31, 2010.

Upcoming Medical Meeting

  13th International Chronic Myeloid Leukemia Foundation Conference, Estoril, Portugal, September 22 to 25, 2011

Upcoming Investor Meetings

  Rodman & Renshaw Annual Global Investment Conference, New York, NY, September 11 to 13, 2011
  Morgan Stanley Global Healthcare Conference, New York, NY, September 13 to 14, 2011
  Jefferies 2011 Global Healthcare Conference, London, England, September 27 to 28, 2011
  NewsMakers in the Biotech Industry Conference, New York, NY, October 21, 2011

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, August 2, 2011, at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 1-866-730-5765 (domestic) or 1-857-350-1589 (international) five minutes prior to the start time and providing the pass code 69698816. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD's vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD's product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD's second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our three product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011		2010
	(Unaudited)	(Unaudited)
Total revenue	$66	$175,049	$122	$	$177,203
Operating expenses:
Research and development	18,754	13,814	33,329		28,649
General and administrative	6,152	4,001	11,005		8,575
Total operating expenses	24,906	17,815	44,334		37,224
Revaluation of warrant liability	(22,903)	2,138	(41,475)		(3,942)
Other	(19)	(24)	(24)		(87)
Other income (expense), net	(22,922)	2,114	(41,499)		(4,029)
Net income (loss)	$(47,762)	$159,348	$(85,711)		$109,657
Net income (loss) per common share:
-- basic	$(0.36)	$1.44	$(0.66)		$1.24
-- fully diluted	$(0.36)	$1.35	$(0.66)		$1.22
Weighted average number of shares of common stock outstanding:
-- basic	132,021	110,290	130,518		109,657
-- fully diluted	132,021	116,079	130,518		114,373
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	June 30, 2011	December 31, 2010
	(Unaudited)
Cash and cash equivalents	$80,849	$103,630
Total assets	$96,847	$120,030
Working capital	$64,442	$88,775
Total liabilities	$88,885	$55,954
Stockholders’ equity	$7,962	$64,076
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$(35,441)	$20,240
Net cash used in investing activities	(1,389)	(824)
Net cash provided by financing activities	14,049	1,977

Net increase (decrease) in cash and cash equivalents	$(22,781)	$21,393

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com